UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
       DACYSZYN,     JAMES     M.
       #64, 9703-41 AVENUE
       EDMONTON,   AB    T6E 6M4
     CANADA
2. Issuer Name and Ticker or Trading Symbol
       CAN-CAL RESOURCES, LTD.
       CCRE
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
     APRIL 30, 2000
5. If Amendment, Date of Original (Month/Year)
     JULY 25, 2000
6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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
    $.001 Par Value Common |N/A   |    | |                  |   |           |470,000            |D     |                           |
Stock                      |      |    | |                  |   |           |                   |      |                           |
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    $.001 Par Value Common |N/A   |    | |                  |   |           |60,000             |I (a) |By Raven Rock Products     |
Stock                      |      |    | |                  |   |           |                   |      |                           |
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    $.001 Par Value Common |04/12/|S   | |41,000            |D  |$3.60      |135,500            |I (b) |By Raven Rock Products     |
Stock                      |00    |    | |                  |   |           |                   |      |                           |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
    N/A               |N/A     |N/A  |N/A |N|N/A N/A    |A,D|N/A  |N/A  |N/A         |N/A    |N/A    |N/A         |N/A|N/A         |
                      |        |     |    |/|           |   |     |     |            |       |       |            |   |            |
                      |        |     |    |A|           |   |     |     |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
This amendment is being filed to correct information filed on the original Form 4 filing, dated July 25, 2000.
 (a) The Reporting Person has both voting and dispositive control over these 60,000 shares held by Raven Rock Products Ltd., a private company owned by the Reporting Person. Raven Rock Products Ltd. is managed and controlled by the Reporting Person's son for salary and 25% of the Raven
Rock Products Ltd. profits, however Raven Rock Products Ltd. has no direct interest in these 60,000 shares.
(b) Shares are held in an investment portfolio for the benefit of Raven Rock Products, Ltd.
The Reporting Person disclaims beneficial and pecuniary interest in 25% of the 135,500 shares held in the Raven Rock Products Ltd. investment portfolio.
SIGNATURE OF REPORTING PERSON
   /s/  JAMES M. DACYSZYN
DATE
   March 27, 2001